Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke
Director, Investor Relations
(713) 392-3069
DIAMOND OFFSHORE DRILLING, INC. REPORTS ALL RIGS MAINTAINED
STATION DURING HURRICANE IKE
OCEAN TOWER SUFFERS DAMAGE TO DRILLING PACKAGE
Houston, Texas, September 15, 2008 — Diamond Offshore Drilling, Inc. (NYSE: DO) reported today that tracking devices indicate all of the Company’s rigs maintained station during Hurricane Ike, and 10 of 12 units most impacted by the storm appear to have suffered relatively little or no damage according to reports from start-up crews and visual air inspections.
Of the remaining two, visual inspections by air indicate the 350-ft. IC jack-up rig Ocean Tower, which was directly in the path of the storm, lost its entire drilling package, including the derrick. An assessment team will fly to the Tower today, weather permitting. The jack-up unit Ocean Drake is in a Galveston shipyard, but due to access issues has not been inspected.
The Company is working to re-crew its rigs and resume operations as quickly as practical.
Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling. Additional information on Diamond Offshore Drilling, Inc. and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
Statements in this press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may include, but are not limited to, statements concerning initial assessment of damage to rigs following a storm and the amount of time it may take to resume full operations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of additional risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, general economic and business conditions, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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